Deutsche Investment Management Americas Inc.
One Beacon Street
Boston, MA 02108

January 24, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE:	Amended Form N-SAR on behalf of The Central Europe and Russia Fund, Inc. (Reg. No. 811-06041)

Ladies and Gentlemen:

We are filing today through the EDGAR system amended reports on Form N-SAR on behalf of the Registrant for the period ending October 31, 2012 (the “Amendment”).  The Amendment is being filed to revise the response to item 80C.

Any comments or questions on this filing should be directed to the undersigned at (617) 295-3625.

Very truly yours,

/s/ Diane Kenneally

Diane Kenneally

Director
Deutsche Investment Management Americas Inc.

cc:           Scott D. Hogan, Deutsche Investment Management Americas Inc.